EXHIBIT 1

                            TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                               TRADING SYMBOL: TRD

                                October 28, 2003


                              N E W S R E L E A S E
                              ---------------------


Triband Enterprise Corp. (the "Company") announces that it will issue 900,000 units at a price of 7.5 cents by way of a private placement. The units will consist of one common share and one share purchase warrant exercisable into common shares at a price of 10.5 cents per share. The warrants will be exercisable for a period of two years from the date of closing. The issue price is based on the closing price of October 27, 2003, less the applicable discount to the market price.

Proceeds of the private placement will be used for property payments and for working capital.

Management will subscribe for 800,000 of the issued units.

This announcement amends and supersedes the Company's previous announcement released earlier today.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per:  /s/ Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director


The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.